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Conference Call Transcript

MCHP – Microchip's Q3FY10 Earnings Results and Announcement of Acquisition of Silicon Storage Technology, Inc.

Event Date/Time: Feb 03, 2010 / 03:00PM GMT

[The portions of the transcript which are not related to Microchip's acquisition of Silicon Storage Technology are not included with this filing.]

Operator

 Good day, everyone, and welcome to this Microchip Technology conference call. As a reminder, today's call is being recorded.

At this time, I would like to turn the call over to Microchip's Chief Financial Officer, Eric Bjornholt. Please go ahead, sir.

Eric Bjornholt - Microchip Technology Inc. - VP and CFO

 Thank you and good morning, everybody. I want to apologize, I guess we were having some trouble with the IR page on our website, and so we are working diligently to get that updated; but we wanted to start the call and, hopefully, that gets up and running here shortly.

So during the course of this conference call, we will be making projections and other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that such statements are predictions and that actual events or results may differ materially. We refer you to our press release of today as well as our recent filings with the SEC that identify important risk factors that may impact Microchip's business and results of operations.

In attendance with me today are Steve Sanghi, Microchip's President and CEO; Ganesh Moorthy, Executive Vice President and COO; Gordon Parnell, Vice President, Business Development and Investor Relations.

We will conduct today's conference call in two separate parts. The first part of the call will be our normal earnings call, followed by a question-and-answer session. In the second part of today's call, we will summarize our announced acquisition of SST, and then hold a separate question-and-answer session relating to the acquisition.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

 Okay, what I'd like to do, Operator, now is go to the next section where we will talk about SST. First, we'll make some prepared remarks and after that, we'll re-open it up for questions and we'll take questions regarding SST. And in the second section, you can also add any of the remaining questions that you may have regarding the earnings call.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

 Okay. As most of you are aware by now, earlier today, we announced a definitive agreement to acquire Silicon Storage Technology, Incorporated, who are otherwise known as SST. We're excited by this acquisition and we would now like to give you a brief overview of who SST is, why we decided to acquire them, how we plan to handle the financial reporting for the various SST businesses, and then summarize the overall transaction.

So let's start with an overview of who SST is. SST is a global leader in embedded flash technology and in the licensing of these technologies. SST also has several other businesses nested within the company, including serial, parallel and specialty flash memories, 8051 microcontrollers, and NAND controllers; NAND drives that provide solid state storage; power amplifiers and low noise amplifiers for WiFi applications.

SST is headquartered in Sunnyvale, California and has 574 employees worldwide. SST has approximately $180 million in cash and liquid trading securities on their balance sheet, and no debt.

We see a compelling strategic rationale to acquire SST for the following reasons. First, their proprietary Super Flash technology is a critical building block technology for advanced microcontrollers. For example, this super flash technology is licensed by most major foundries and microcontroller OEMs. This acquisition secures critical embedded flash technology for Microchip's core microcontroller business, and it also enables us to get earlier access to advanced technologies versus waiting until they are in production at the foundries.

This acquisition also gives us the ability to customize technology variance that would give us an advantage over competing technologies.

Second, SST adds a strong patent portfolio to Microchip's intellectual property portfolio. SST has over 360 granted patents and over 180 patents that are pending.

And third, we would add 8051 microcontrollers and NAND controllers to our microcontroller portfolio. NAND controllers essentially are specialized microcontrollers for given applications.

Now let's move to the financial reporting plan. The licensing business, 8051 microcontrollers, and NAND controllers will be consolidated into Microchip's financial reporting for continuing operations. We plan to continue investing in super flash technology consistent with enabling our technology needs and growing the licensing business.

We plan to rationalize the serial, parallel, and specialty flash memory businesses consistent with supporting and growing the licensing business, and emulating Microchip's high-margin Serial E-Square PROM business model. We will treat this business -- the memory business as an asset held for sale until the rationalizing is complete. We plan to divest the NAND drive and WiFi amplifier businesses, and will hold them as assets held for sale.

Finally, let me provide you with a transaction summary. The $2.85 per share acquisition price translates to a transaction value of $275 million. However, once you account for SST's $180 million in cash and liquid trading securities, the net transaction value is approximately $95 million.

We expect the blended non-GAAP operating margins to be excellent after we complete the planned divestitures and rationalize the memory business. We expect the transaction to be accretive on a non-GAAP basis in the first full quarter after the transaction closes. We expect to close the transaction in the second calendar quarter of 2010.

The presentation with the key points we have reviewed with you today will be available from our website after this conference call. And with that, we would be happy to take your questions about the SST acquisition.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

 Operator, you can re-open the lines for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). James Schneider, Goldman Sachs.

James Schneider - Goldman Sachs - Analyst

 Good afternoon and thanks for taking my question. I guess, broader on the capital allocation front, this is, I believe, the fifth acquisition you've made in the last 18 months or so. Could you just comment on your broader strategy for capital allocation? Whether you have more of a desire to do acquisitions right now as a use of cash rather than dividend increases, which have been a little more measured of late?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

 Well, you know, our dividend is still one of the highest in the industry. And as analysts, you guys should make up your mind. We have heard people say that the dividend was too high just two or three quarter ago, when for a very short period of time, we -- you could not cover the dividend during the global financial crisis and saying, why are you paying such a high dividend? Others said the dividend would be cut. We were the one company that didn't cut it; maintained the dividend. Now we're slowly growing it again, still keeping it at industry high.

Yes, in the last 18 months, we have done five acquisitions, but most of them have been quite small. This is the largest acquisition which will use about $95 million to $100 million. Many others have been really single digits to low single-digits kind of numbers.

So our strategy with these acquisitions is elbow out. With each and every acquisition, we are slowly and steadily elbowing out to the adjacent sockets around the microcontroller or helping add to our microcontroller, whether it adds WiFi capability to a microcontroller with ZeroG; whether it added touch screens with the Hampshire acquisition; whether it gave us the world-class C compilers with the software acquisition we did. And in this particular case, the super flash technology -- nearly 4 billion plus microcontrollers a year are built on SST flash technology.

The majority of our competitors and major foundries have licensed their technology, so we believe that that technology in our hands will have significant advantage to get advanced leading-edge access to that. So hopefully, that addresses your question.

James Schneider - Goldman Sachs - Analyst

Yes, and if I might -- that's very helpful. And then maybe if I could ask a follow-up, specifically on SST. If you look at the designs you're at in the marketplace out there, how often does your microcontrollers appear alongside SST memory products and designs? And do you expect you could also get some additional cross-sell opportunities in addition to advantages you mentioned before?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

The SST memory products are not at all comparative with the memory business we have. We make a Serial E-Square memory, which is very, very low density -- 1K memory to 1 megabit memory. SST products are more in the area of -- either they're serial flash or parallel flash. So they're really a relatively different market.

We have not seen these products very much around our microcontroller, although when you get into large customers, large Blue Chip customers, they use everything and we'll find some opportunities. But our goal with the SST business and the memory is not necessarily to shift more of those memory products around our microcontrollers, but to actually rationalize the large memory business so it makes high profits like our serial memory business.

James Schneider - Goldman Sachs - Analyst

Understood. Thanks very much.

Operator

 Doug Freedman, Broadpoint.

Doug Freedman - Broadpoint AmTech - Analyst

Great, thank you and congratulations, guys, on a solid quarter and interesting acquisition here.

If you could go into details about what -- forgive me for not knowing more about SSTI's business, but what percentage of SSTI's sales will you keep and what percentage of them are being held for sale?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I think it's a detailed question that we don't have a precise answer today. Over the -- this acquisition is supposed to close, I think, in early April, approximately. So we have the next two months to completely figure that out. So as we are closing this acquisition, we'll hold another conference call and give you a guidance on really how the total sales and model would look like.

Right now, you can basically assume that Microchip is not going to jeopardize its continuing growth and operating margin business that we have today. So the businesses we will keep above the line would really meet Microchip's metrics.

Doug Freedman - Broadpoint AmTech - Analyst

All right. Very good. I think I'll accept that as a complete answer. Thank you.

Operator

Brendan Furlong, Miller Tabak.

Brendan Furlong - Miller Tabak - Analyst

Actually my question was on the quarter but I'll take a pass on that. On SSTI, might -- again, like the previous caller, you'd have to forgive my lack of knowledge on it -- but they appear to be predominantly, like, 80% or so exposed like consumer PC, handsets -- is that the case? Is that what you're going to target in the future?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Ganesh, do you want to take that?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

Yes. I think the answer is yes. They have a high exposure into the consumer segment and into the PC segment. As Steve mentioned, I think what we want to understand is how we can find the aspects of the business that have margin characteristics that we would like. And that's really where we will focus our energies on.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Let me expand on that. You know, take the microcontroller touch business. Our competitors focus on handsets. We have a large touch business with 500 customers in production, largely outside of the handsets, making very high margins. Serial E-Square business -- most of our competitors take the low-margin businesses in PC consumer, whatever. We have a highly profitable good margin Serial E-Square business.

So, this is the Microchip's strength and scale, where we know how to draw the diamond out of the rough. And that's what we've got to do with this business.

Brendan Furlong - Miller Tabak - Analyst

I understand. Thank you very much.

Operator

Harsh Kumar, Morgan Keegan.

Harsh Kumar - Morgan Keegan & Co., Inc. - Analyst

Hey, guys, I'm also not very familiar with SSTI. Are you a customer of the licensing technology of SuperFlash from them? And also in the future, as you complete the acquisition, would you let your competitors use that technology? If you can answer that.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, I can answer that. So, Microchip uses SST technology in many of our products that we develop at the foundries. Microchip had not directly licensed the SST technology for use in our fabs, but we were in negotiations to do so. And this way we just own it; we don't have to license it.

Harsh Kumar - Morgan Keegan & Co., Inc. - Analyst

And would you let your competitors use it in the future?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Yes, we will keep the licensing business as a stand-alone element business where their goal would be to really grow the licensing business, and license the rest of the foundries, and take the advance technologies. And many of our hard-core competitors in microcontrollers are using SST flash technology. And we will not limit their access to that technology to keep the licensing business pure.

It's very high margin; 100% gross margin in the licensing business. So the goal is that that is a core business in this Company and we will help grow it.

We have plenty of other avenues to compete with our competitors. We beat them in architecture; we beat them on designs; we beat them on costs; we beat them on service; we beat them on design wins. We don't need to limit their access to technology. We will not do that.

Harsh Kumar - Morgan Keegan & Co., Inc. - Analyst

Got it. Very helpful. Thank you.

Operator

Uche Orji, UBS.

Uche Orji - UBS - Analyst

Steve, let me just start out by asking you, are you -- from an investor's standpoint, you are now, quite frankly, diverse -- that is -- defining to a memory business.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

And what?

Uche Orji - UBS - Analyst

Into a memory business. And fine, it's a product that collaborates with the microcontroller but it's still a memory business. What do you think you can do with this business such that investors do not [that's wanted] by a multiple, given that in typical memory business, you have all the issues about volatility. In the line business model, you have issues about margin structure.

So I know you say it's going to meet the Microchip metrics, but any more ways you can assure us that this will not bring a multiple depressing attributes to your business? That's just something I want to (multiple speakers) --?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Uche, you know, we signed this deal at midnight. And in answering those kind of questions, there are employees involved; there are customers involved; there are partners involved. And I think you have to be a bit more patient as we develop the integration plans and more precisely can tell you what goes into the continuing business and what falls below.

We've given you some indication. Microchip has been in the memory business for 20 years. We never lost money. We're the most consistent, high margin, profitable business in memory and non-memory. So we know how to do it. So, be patient and give us some credit. And if you don't, then so be it.

Uche Orji - UBS - Analyst

Definitely. We will be. Just one more question, Steve. In terms of technically understanding what SuperFlash really brings, is this really more about high density, lower power embedded flash?

And I just wanted to, if you can, give us a little bit more insight as to how this product technically stands up against your basic floating gates are non-flash products used by other people, that's just something (multiple speakers) --

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, that's a good question. SST's flash is a much smaller cell size on a given technology than these flash we run internally. Now, the flash we run inside is significantly more reliable. We are one of the only competitors, I believe -- there may be always others; when we say only, there is a risk of being wrong -- our internal flash doesn't require error correction to go into even the most complex and reliability-sensitive applications like automotive.

Some of the SST flash applications in automotive, for example, require an error correction mechanism. So our internal technology leads in reliability, leads in excellent reliability, low power in and other stuff. So we address the market inside with our products, which have those characteristics. They are often lower density products. They are often low power products and other things.

Now, the microcontroller market is very, very diverse. Everybody doesn't need low power. Everybody doesn't need low-density. Some need high-density, but they also need reliability. So, SST flash -- there are probably more microcontrollers in the world shipped on SST flash than probably on any other technology. We could probably safely say that.

So, having that in our hands, giving us early access to that technology, being able to use it inside as well as at foundries, and being able to create variants of that technology for our own competitive advantage, I think is a significant benefit for our long-term microcontroller business.

Uche Orji - UBS - Analyst

Perfect.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

If I would add to that, I think as we push up and out in terms of the microcontroller market, we continue to add larger microcontroller products, more complex microcontrollers products that have larger amounts of memory, SuperFlash will become an increasing part of how those products get deployed. And the strength of our internal technologies remains a strength for the large percentage of our smaller to medium-size microcontrollers.

Uche Orji - UBS - Analyst

Great. Thank you very much, guys. Thank you.

Operator

John Barton, Cowen and Company.

John Barton - Cowen and Company - Analyst

Thanks, Steve. To kind of follow-up on the last question, and my recollection may be wrong but as I remember it, SST's SuperFlash, one of the biggest advantages for embedded arrays was that the manufacturing steps were the most close to a standard seamless process as compared to other flash technologies. Am I remembering that correctly or not?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, I haven't heard any competitors say that their technology is not simple additions to standard CMOS; I think that's a cliche. We can say that about our technology and I've seen other people's literature say that too. So I honestly haven't studied it enough to really agree or disagree with that claim. I'll probably have to look into that.

John Barton - Cowen and Company - Analyst

Okay. And then just one other question. If you could kind of characterize the personality of the merger, if I could call it that -- and again, I haven't been watching SST closely, but I believe they were put in play by a private equity buyout. And to some extent, I find it interesting that Bing Yeh, the CEO, isn't on this call today or -- how do we see it? Is it an acquisition of IP and core engineers? Or how do you think the structure will look post-acquisition?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Again as I answered an earlier question, I think when people are involved, the personnel is then involved, officers are involved, it's just way too early after having signed this deal midnight, we need to sit down and build an integration plan and get into the next detail of products and roadmaps, and design pipelines and others. It's too early to give you any kind of guidance.

It will take about two months to close the acquisition, so by the time we close this acquisition, we should be able to give you a pretty good indication of really where we're looking at.

John Barton - Cowen and Company - Analyst

Thank you.

Operator

[Jung Hwang], Millennium Partners.

Jung Hwang - Millennium Partners - Analyst

Congratulations on the transaction and thanks for taking my question. Just curious whether you have a voting agreement in place with Mr. Yeh?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, I think it's public information that Mr. Yeh had a voting agreement with Technology Research Holding, which had the first deal, the private equity firm. Then he had a second voting agreement in place that if the Technology Resource Holding deal gets terminated, then I think he committed his voting agreement to Cerberus, right? (multiple speakers) So that is in the public domain. So --

Jung Hwang - Millennium Partners - Analyst

But you wouldn't disclose whether that has changed to you as a counterparty -- in terms of -- do you have an agreement with him? I mean, he does own a lot of shares. So we're just curious.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Yes, there's nothing I can say. I don't know if anything else is in the public domain.

Jung Hwang - Millennium Partners - Analyst

Okay. Just one follow-up question. What's the breakup fee in your transaction here? Is that standard 2%, 3% of equity value?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

The breakup fee in our definitive agreement? That will be filed today, right?

Jung Hwang - Millennium Partners - Analyst

Okay.

Unidentified Company Representative

(multiple speakers) But SST will file it today.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So SST will file it today. So what's the breakup fee?

Unidentified Company Representative

3.5.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

3.5%.

Jung Hwang - Millennium Partners - Analyst

Okay. Thank you very much.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I don't want the breakup fee. I want the acquisition to complete.

Operator

Chris Danely, JPMorgan.

Chris Danely - JPMorgan - Analyst

It might be a little early to answer this question but, Steve, as I understand, I think SST is entirely fabless. Would you plan to migrate all of this in-house or keep it fabless?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

You are correct that SST is a fabless company. We will not be migrating SST's products into our fabs. Obviously, their core business is a licensing business. Beyond that, they have a large memory business that we have spoken about. Most of that memory business is that technologies and lithographies that were not capable of running in our fabs, because those are way too "Moore's Law" driven.

So they run at the foundries and we will continue to run them at the foundries. And then they have some other businesses. They have a small microcontroller business -- 8051; a small NAND controller business and others. They're all running at foundries and there's just probably not enough economies to bring them inside.

Chris Danely - JPMorgan - Analyst

Sure. And then is this technology -- is this something that you will be injecting into your current PIC/dsPIC line of products? Or will you be creating a whole new line of products?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

So, many of the PICs, dsPICs and our 32-bit products already use the SST technology. So this would simply give us an additional opportunity to create variants to even expand our product portfolio if we take advantage of those technologies even more ways. (multiple speakers) So the foundries give you a standard technology, so it's real hard to get a variant out of that. And Microchip's competitive differentiation, high margins and all that, run by -- you know, we travel where other people don't.

Chris Danely - JPMorgan - Analyst

Yes, I guess -- will this mean the introduction of an entirely new product line? Or we see new PIC 14, 16, 18 new dsPIC product lines, I guess?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

 The architectures will be the same. Yes, we'll just build around the existing architectures.

Chris Danely - JPMorgan - Analyst

Yes, I got it. That was my question. And then for my last question, I'm just glancing at their financials. And it seems like you're probably going to have to just grab maybe two-thirds, three-fourths of their products to get this thing accretive. I'm just wondering why do you guide, if you're going to get rid of over half the business?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, two-third of their business is memory. And I think they break that out in their 10-Q. Right? I don't want to say something, they don't break it out. So a large portion of their business is memory, which is very low gross margin business. But there are portions of that business that we can extract that into our business model a very Serial E-Square type of very highly profitable good margin business model. And that's where we need to get to from where we are.

Chris Danely - JPMorgan - Analyst

Have you talked to anybody else about potentially buying this thing?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

We've been talking to ourself all this time.

Chris Danely - JPMorgan - Analyst

Okay. Thanks.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

It's a deal, so we were not allowed to talk to anybody, prior to the deal being public.

Chris Danely - JPMorgan - Analyst

Got it. Okay. Thanks.

Operator

Tim Mahon, Gartner Invest.

Tim Mahon - Gartner Invest - Analyst

Hey, Steve, just real quickly on the last 12 months, if you take a look at the technology and licensing line at SST. Do you have any sense what the breakout is between the actual technology licensing and the royalties?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

No, we don't break that out and SST does not break that out either.

Tim Mahon - Gartner Invest - Analyst

Okay, thank you.

Operator

Sumit Dhanda, Merrill Lynch.

Eric Ghernati - BofA Merrill Lynch - Analyst

This is Eric Ghernati for Sumit. Thanks for taking my question. [You said that] you've -- Steve, you have voiced your desire to grow SST's licensing business going forward. And if I look at their financials, their licensing business is down around like 22% from the peak in 2008, and has not grown since 2005, but it's currently at a quarterly run rate of $9.5 million.

I guess my question is, how do you believe you're going to go by growing this business, especially when some of the licensees include some of your competitors -- Freescale, just to name one? Thank you.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Well, I'm not staring at the numbers that you may be staring, but -- (multiple speakers) what is that?

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

 That's the licensing revenue in calendar Q3 -- last reported numbers.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Yes, so last reported numbers were $9.5 million licensing business in calendar quarter third. The entire industry was down last year, so if you're comparing anybody's numbers off the last quarter, which was a public quarter, was September quarter, that number over a year ago would be down, because our microcontroller manufacturers were down year-over-year. The entire industry was down year-over-year, so the numbers would be down.

Eric Ghernati - BofA Merrill Lynch - Analyst

Yes, but it's also flattish from 2006 and '07.

Ganesh Moorthy - Microchip Technology Inc. - EVP and COO

You know, if we did not understand some of this, this was part of our diligence. We understand how that business has been constructed, what its characteristics are, and we have confidence in its ability to grow.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

There is a very large design pipeline. Remember these are advance products. Any advance products are two, 2.5 years to production. So there's a very rich pipeline of foundries, and our competitors who have licensed these technologies have introduced products, which are going through the incubation period and there's a significant ramp coming ahead.

Eric Ghernati - BofA Merrill Lynch - Analyst

Can you give us a little more granularity on what you just talked about? Specifically which product lines? Which segments are going to benefit from the (multiple speakers) --?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Their business. I can't disclose elements of their business yet. I mean, they're announcing their results tomorrow. You can get on and talk to them. We'll be able to talk to you in a couple of months when it's our business. But we can't give you those details.

Eric Ghernati - BofA Merrill Lynch - Analyst

 Okay, thank you.

Operator

Craig Ellis, Caris & Company.

Craig Ellis - Caris & Company - Analyst

 Thanks for taking the question. I just wanted to see if there was any further color you could provide around the sources of accretion in the first full quarter after the deal, whether it's the saving of public company costs or any other items?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

It's a large number of things. And again, I can't break it out right now; it's too early.

I think we need -- after the dust settles, we need to come back with some more information for our investors. Meanwhile, this has no impact on the March quarter. So our March quarter guidance that we gave you will be clean March quarter of Microchip. We expect to close this deal in early April.

So this is a June quarter number. And by the time we get there, we'll give you a clean guidance of what will roll up above the operating line on a non-GAAP basis. And then what will be held for sale or what will be below. And so we'll give you very good guidance.

Craig Ellis - Caris & Company - Analyst

Thanks, Steve.

Operator

Eric Gettleman, Chesapeake Partners.

Eric Gettleman - Chesapeake Partners - Analyst

Hi, thank you and good morning. Congratulations on the quarter and the acquisition.

I had two quick questions for you. The first question was relating to the press releases from this morning on the acquisition itself. One thing that was noticeably absent, given the background of the transaction with SST, in terms of being private equity and part management buyout, was that in the release, it did say that it was approved by both Boards, but it was unanimously recommended by the Independent Strategic Committee -- which would lead me to believe that management itself was actually not onboard. And I was wondering if that's a fair interpretation.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

I have no idea. You should call them and ask them. I was not there.

Eric Gettleman - Chesapeake Partners - Analyst

Fair enough, although usually, in a press release like that I would assume that you would know if it was unanimous by the Board of Directors of the Company?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

It was unanimous by the Board of Directors of the Company.

Eric Gettleman - Chesapeake Partners - Analyst

Okay. And then the second question I had was just regarding -- obviously, there was a dissenting group in the original transaction. And I'm wondering if you've had contact with them to make sure if they're actually onboard with the transaction in this range?

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

 We have not contacted them for obvious reasons. Prior to this morning, our name was not known by anybody; that we were even one of the party bidding. So, no, we have not spoken with anybody.

Eric Gettleman - Chesapeake Partners - Analyst

Congratulations on the quarter and the acquisition, and thank you.

Operator

And our next question will come from the site of Romit Shah with Barclays Capital. Your line is open.

Romit Shah, your line is open.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Looks like he's gone. Take the next one.

Operator

We have no further questions at this time, so I'd like to turn the conference back over to our speakers for additional comments.

Steve Sanghi - Microchip Technology Inc. - President, CEO and Chairman of the Board

Okay, I want to thank everybody for joining the call. We did have some problem starting on our website. Our IR page wasn't working. We got it working five minutes into the call, so if anybody just kind of went away because they couldn't get on, they can listen to the replay.

Microchip management would be at Thomas Weisel conference next Tuesday, so we'll take more questions there and we'll continue the discussion at that time. Thank you very much.

Operator

And this concludes today's conference. You may disconnect your lines at any time. Thank you and have a great day.

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Forward-Looking Statements

The foregoing slides contain statements regarding our plans for SST's technology and business units, expected Non-GAAP operating margins and the transaction being accretive on a Non-GAAP basis.  Such statements are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the actual timing of the closing of the SST acquisition, the satisfaction of the conditions to closing in the SST acquisition agreement, any termination of the SST acquisition agreement, changes in demand or market acceptance of SST’s products and technology and the products and technology needs of its customers, changes in demand or market acceptance of our products and the products of our customers; competitive developments including changes in microcontroller technologies; the costs and outcome of any current or future tax audit or any litigation involving our or SST’s intellectual property, customers or other issues; disruptions due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to the filings of Microchip on Forms 10-K and 10-Q. You can obtain copies of Microchip’s Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.  Stockholders are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip undertakes no obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the February 3, 2010 date of these slides or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

 In connection with the proposed merger, SST will file a proxy statement and other related documents with the Securities and Exchange Commission, or the SEC.  INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a free copy of these documents (when available) and other documents filed by SST at the SEC's web site at www.sec.gov and at the Investor section of their website at www.SST.com.  The proxy statement and such other documents may also be obtained for free from SST by directing such request to Silicon Storage Technology, Inc., Attention:  Ricky Gradwohl, 1020 Kifer Road, Sunnyvale, California 94086, Telephone: (408) 735-9110.

Microchip, SST and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of SST in connection with the Merger.  Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above.  Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on July 10, 2009.  Additional information regarding the directors and executive officers of SST is also included in SST’s proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the SEC on April 30, 2009.  These documents are available free of charge at the SEC's web site at www.sec.gov and as described on the previous slide.